Exhibit 99.1

Beckman Coulter to Acquire Agencourt Bioscience
Company to Gain Enabling Technology for Nucleic Acid Sample Preparation

FULLERTON, California (April 27, 2005) – Beckman Coulter, Inc. (NYSE: BEC) today announced plans to acquire Agencourt Bioscience Corporation of Beverly, Massachusetts, a leading provider of genomic services and nucleic acid purification products in the biomedical research market.  Terms of the agreement include a payment at closing of $100 million and up to $40 million of contingent payments through 2007.  The acquisition is targeted to close near the end of May 2005.  It is expected to be $0.04 dilutive to second half EPS, becoming accretive in the second half of 2006.  Agencourt’s 2004 sales were about $27 million.

Agencourt’s patented Solid Phase Reversible Immobilization (SPRI®) technology provides state-of-the-art results for the isolation and purification of RNA and DNA.  This robust and proven technology is in daily use with Beckman Coulter’s Biomek® automated liquid handling systems in Agencourt’s genomic services business and was used to prepare sequencing samples for more than one third of the human genome.  Beckman Coulter plans to use SPRI in automated sample preparation systems for biomedical research and molecular testing.  In addition to outstanding technical performance, this method can be easily applied to an entire family of systems with range of throughput and price points.

“Agencourt will become a Beckman Coulter center of excellence for nucleic acid science,” said Elias Caro, president of the Biomedical Research Division of Beckman Coulter.  “In addition to the SPRI technology, this acquisition brings talented scientists and a services business that will give us a real-time window into evolving customer needs.  Joining with Agencourt furthers our strategy of providing the best solutions for simplifying and automating laboratory processes.”

Brian McKernan, chief executive officer of Agencourt said, “As part of Beckman Coulter, we will be much better positioned to serve biotech, pharmaceutical, government and academic laboratories.  Our products and services have clearly demonstrated value in accelerating research and development projects.  Agencourt is one of five National Human Genome Research Institute (NHGRI) -funded Large-Scale Sequencing Centers whose goal is to sequence genomes of high biomedical importance.”

Beckman Coulter, Inc. Safe Harbor Statement
This press release contains forward looking statements about the expected closing date of the acquisition and the dilutive and accretive affects of the acquisition. These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties. Actual results could differ from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control. Among other things, these factors include the uncertainties associated with the company’s ability to complete closing conditions as scheduled per the executed agreement, the availability of NIH funding and pharmaceutical industry spending necessary to support the anticipated level of sales, and the number of Beckman Coulter shares outstanding.